Exhibit 10.56

SECOND AMENDMENT TO INTERCONNECTION AGREEMENT

          This Second Amendment is made by and between Bell Atlantic-New Jersey, Inc. (“BA”), a New Jersey corporation with offices at 540 Broad Street, Newark, NJ 07101, and Sprint Communications Company L.P. (“Sprint”), a Delaware Limited Partnership with offices at 8140 Ward Parkway, Kansas, Missouri 64114.

          WHEREAS, Sprint desires to offer a new Dial IP product in New Jersey, and

          WHEREAS, Sprint’s new Dial IP product will require only one-way trunking of BA originated calls terminating for Sprint Dial IP Customers and Sprint’s Dial IP service will not be capable of allowing Sprint Dial IP Customers to originate any calls, including calls that may terminate at a 911 or E911 PSAP, and

          WHEREAS, Sprint Dial IP equipment does not require 911 or E911 trunks for effective technical operation of equipment or for the public safety, and

          WHEREAS, BA is concerned that it may become involved in 911 or E911 disputes with public authorities or Sprint Customers concerning the capability of a carrier to originate local voice traffic that might terminate to BA without 911/E911 capabilities being provided to end users, and

          WHEREAS, Sprint wants to deploy its Dial IP service with only one-way capabilities,

          NOW, THEREFORE, in consideration of the mutual provisions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BA and Sprint agree as follows:

1.	Sprint represents and affirms that it will not allow its Dial IP Customers to originate calls using one-way trunking established for BA originated calls terminating to Sprint Dial IP customers.

2.

Sprint shall at all times use trunks that are 911/E911 capable when Sprint delivers its traffic to BA for termination. BA shall have the right to participate in the testing of this functionality. Sprint shall notify BA at any time that Sprint seeks interconnection arrangement between a Sprint switch and BA’s network that might be used to carry traffic that requires 911/E911 functionality.

3.

Notwithstanding any other provision of the Interconnection Agreement, Sprint shall indemnify and hold harmless BA from and against any loss, cost, claim, liability, damage and expense (including reasonable attorney’s fees) to third parties, including but not limited to Sprint’s Customers, relating to or arising out of the interconnection of Sprint’s network with BA’s network and the provision by Sprint of Sprint’s Dial IP service to any third party with respect to 911/E911 calls, or capabilities, or lack thereof.

4.	Sprint agrees that it is solely responsible for the provision of 911/E911 services to its Customers.

5.	Except as provided in this Second Amendment, all other Sections of the Interconnection Agreement will remain unchanged.

Sprint Communications Company L.P.		Bell Atlantic– New Jersey, Inc.

By:	/s/ W. Richard Morris	By:	/s/ Jeffrey A. Masoner

Printed:	W. Richard Morris	Printed:	Jeffrey A. Masoner

Title:	Vice President, Law and External Affairs - Local Markets	Title:	Vice-President – Interconnection Services Policy & Planning

Dated:	Dated: